Exhibit 99.1

CONTACT:                Gary S. Maier
                                     Maier & Company, Inc
                                     (310) 442-9852

MOTORCAR PARTS OF AMERICA CLOSES $15 MILLION PRIVATE PLACEMENT

LOS ANGELES, CA – April 26, 2012 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it has closed a private placement of common stock, raising $15.0 million in gross proceeds.

Under the terms of the financing announced last week, the company issued an aggregate 1,936,000 shares of common stock at a price of $7.75 per share.  Motorcar Parts of America will use the proceeds to enhance the integration of its Fenco Automotive Products acquisition and for general corporate purposes to support the company’s growth.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2011 and in its Forms 10-Q filed  with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

#      #      #